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                   Baxter International Inc. and Subsidiaries

         Exhibit 12 - Computation of Ratio of Earnings to Fixed Charges
                    (Unaudited - in millions, except ratios)

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Year ended December 31                      1996     1995     1995(C)  1994     1993     1993(C)  1992


Income (loss) from continuing operations
  before income tax expense (benefit)       $793     $524     $723     $559     $(74)     $472     $510
Add:
  Interest costs                             133      117      117      120      109       109      100
  Estimated interest included
    in rentals(1)                             27       29       29       31       31        31       29
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Fixed charges as defined                     160      146      146      151      140       140      129
  Interest costs capitalized                  (3)      (3)      (3)      (2)      (5)       (5)      (5)
  Losses of less than majority owned
    affiliates, net of dividends               8       10       10       18       27        27       34
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  Income as adjusted                        $958     $677     $876     $726      $88      $634     $668
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Ratio of earnings to fixed charges          5.99     4.64     6.00     4.80     (B)       4.53     5.18
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Three months ended March 31                                                              1997    1997(C)

Loss from continuing operations before
  income tax expense                                                                     $(150)   $202
Add:
  Interest costs                                                                            47      47
  Estimated interest included in rentals (A)                                                 7       7
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Fixed charges as defined                                                                    54      54
Interest costs capitalized                                                                  (1)     (1)
  Losses of less than majority owned affiliates, net of dividends                            0       0
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  Loss as adjusted                                                                        $(97)   $255
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Ratio of losses to fixed charges                                                           (B)    4.72
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(A) Represents the estimated interest portion of rents.

(B) As a result of the loss incurred during these periods, the Company's earnings did not fully cover the indicated fixed charges. The earnings required to attain a ratio of one-to-one is as follows:
    For the year ended 12/31/93: $52 million
    For the three months ended 3/31/97: $151 million

(C) Included below is a supplemental presentation of the ratio of earnings to fixed charges, excluding the following significant unusual charges:
    1993: $216 million restructuring charge and $330 million litigation charge. 1995: $103 million restructuring charge and $96 million litigation charge. 1997: $352 million in-process research and development charge.